Exhibit 99.1

Zoran Corporation:
Karl Schneider	Bonnie McBride (Investors)
Chief Financial Officer	(415) 388-1635
(408) 523-6500	bonnie@mcbridegrp.com
ir@zoran.com

Company Web Site:
www.zoran.com

ZORAN CORPORATION REPORTS RESULTS FOR THE

THIRD QUARTER 2004

SUNNYVALE, Calif.  (October 26, 2004)  — Zoran Corporation (Nasdaq NM: ZRAN), a leading provider of digital solutions-on-a-chip for applications in the growing digital entertainment and digital imaging markets, today reported results for its third quarter ended September 30, 2004.

Revenues for the third quarter were $119.7 million, an increase of 15 percent, compared with $103.7 million last quarter and an increase of 78 percent from $67.4 million for the same quarter in 2003.  Under generally accepted accounting principles, the Company reported a net loss for the third quarter of $3.5 million, or $0.08 per share, compared with a net loss of $6.1 million, or $0.14 per share, for the previous quarter and a net loss of $54.5 million, or $1.53 per share, for the third quarter last year.  Included in the net loss for the quarter were charges of $14.1 million related to the acquisition of Oak Technology and Emblaze Semiconductor for certain ongoing expenses such as the amortization of purchased intangible assets and deferred stock compensation.

Excluding amortization of acquisition-related purchased intangibles and deferred stock compensation charges from reported operating expenses, pro forma net income for the third quarter increased 68 percent to $10.6 million, or $0.24 per diluted share, compared to $6.3 million, or $0.14 per diluted share, for the previous quarter and up 28 percent from $8.3 million, or $0.21 per diluted share, for the third quarter of 2003.

“While the results we are reporting today are lower than our initial expectations, we were able to achieve record revenues and grow 15 percent sequentially under challenging market conditions,” said Dr. Levy Gerzberg, President and Chief Executive Officer of Zoran.  “However, our current guidance for the fourth quarter reflects expectations for substantially lower DVD business as customers work to deplete their excess inventory resulting from a severe build-up.  Although we believe this situation will continue into the first half of 2005, we are confident that we are strengthening our position in this market.”

“Our positions in our other core businesses, Multifunction Printers, DTV, and Digital Cameras remain strong, and we are actively working to build our position in the Multimedia Mobile phone market segment.  Over the years, Zoran has successfully navigated through many market fluctuations while still managing to grow annual revenues at substantial rates and we expect this trend to continue in the years to come.”

Recent Highlights

•                  Zoran announced its Vaddis 6 and Vaddis 7 DVD multimedia processors are powering many new models of CyberHome DVD players shipping in the U.S. and Europe.

•                  Zoran announced its Vaddis 7 DVD multimedia processors and its new HDXtreme high definition digital video processors are running in Samsung Electronics’ new DVD player models shipping in the U.S. and Europe.

•                  Zoran demonstrated at International Broadcast Conference new free-to-air, terrestrial and satellite technologies for digital television and set top box manufacturers.

•                  Zoran announced that its Generation9 Elite integrated HDTV high performance, network-enabled system is now sampling to qualified manufacturers, including Daewoo, Digital Stream Technology, Humax and Zinwell, among others, targeting major U.S. and worldwide digital television markets.

•                  Zoran announced that its SupraTV processor powers new digital cable home terminals, also known as set top boxes, for the China market built by DVN (Holdings) LTD (DVN) (HKSE: 0500) and targeted for the Chinese market.

•                  Zoran demonstrated new high definition television solutions at the HDTV forum in Los Angeles.

•                  Zoran's COACH 6 and COACH 7 were demonstrated in over 50 new digital still and video camera models under multiple brand names at the Photokina show in September.

•                  Zoran Quatro integrated processor in Dell’s Photo All-in-One Printer 942 announced on October 14.

•                  Zoran announced that its Quatro PM-44ix imaging digital signal processor (DSP) is featured in Sony’s new LPR-5000 inkjet printer for corporate, small business, and home office graphics markets now available in Japan.

•                  Zoran announced that its Quatro 4110 integrated processor solution is featured in Avision’s new AM3000 series of desktop laser multifunction printers for corporate, small and home office environments.

Future Outlook

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially.

The Company is currently expecting fourth quarter 2004 revenues to range between $73 million and $78 million with gross margins ranging between 48.0 and 49.0 percent.  Operating expenses, excluding acquisition related costs, are expected to be in a range of $37 million to $38 million. Pro forma per share results are expected to range between a net loss of $0.05 per share and net income of $0.01 per diluted share, excluding acquisition-related costs to be approximately $13.8 million.  The Company expects to record a GAAP net loss of between $0.30 and $0.36 per share for the fourth quarter.

Zoran will provide more commentary on its third quarter results during the earnings conference call.

About Pro Forma Adjustments

To supplement the consolidated financial results prepared under generally accepted accounting principles (“GAAP”), the Company uses a pro forma measure of net income or loss that consists of GAAP net income or loss adjusted to exclude the impact of amortization of acquisition-related charges and other non-recurring charges and gains.

Pro forma net income gives an indication of the Company’s baseline performance before gains, losses or other charges that are considered by management to be outside of our core operating results. In addition, pro forma net income is among the primary indicators management uses as a basis for planning and forecasting future periods. These measures are not in accordance with or an alternative for GAAP and may be materially different from pro forma non-GAAP measures used by other companies.

Earnings Conference Call

Zoran Corporation has scheduled a conference call for 5:00 p.m. ET today to discuss third quarter results.  To listen to the call, please call 617-614-3471 approximately five minutes prior to the start of the call.   For those who are not available to listen to the live conference call, a replay will be available via telephone from approximately 7:00 p.m. ET on October 26 until 7:00 p.m. ET on November 1. The access number for the replay is 617-801-6888; confirmation number 63850429.

Additionally, the conference call will be broadcast live over the Internet and can be accessed by all interested parties through the investor relations section of Zoran’s website at www.zoran.com. Please access the website at least fifteen minutes prior to the start of the call to register and to download, and install any necessary audio software.

Company Profile

Zoran Corporation, based in Sunnyvale, California, is a leading provider of digital solutions-on-a-chip for the growing digital entertainment and digital imaging markets. With two decades of expertise developing and delivering digital signal processing technologies, Zoran has pioneered high-performance digital audio and video, imaging applications, and Connect and Share technologies for the digital home. Zoran’s proficiency in integration delivers major benefits for OEM customers, including greater capabilities within each product generation, reduced system costs, and shorter time to market. Zoran-based DVD, digital camera, DTV, multimedia mobile phone, and multifunction peripheral printer products have received recognition for excellence and are now in millions of homes and offices worldwide. With headquarters in the U.S. and operations in Canada, China, England, Germany, Israel, Japan, Korea, and Taiwan, Zoran may be contacted on the World Wide Web at www.zoran.com or at 408-523-6500.

Forward-Looking Statements

This press release includes a number of forward-looking statements that reflect the Company’s current view with respect to future events and financial performance. These forward-looking statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements including risks associated with: the rapidly evolving markets for the Company’s products and uncertainty regarding the development of these markets; new product development, the ongoing introduction of new and enhanced products by the Company and its competitors and the transition from older products; intensive competition in markets in which the Company competes; the Company’s reliance on independent foundries and contractors for its wafer supplies and product assembly and testing and its ability to ramp up manufacturing capacity to meet changing customer requirements; the effects of changes in revenue and product mix on the Company’s gross margins; the Company’s historic dependence on sales to a limited number of large customers and fluctuations in customer and product mix among those customers; the dependence on key Company personnel; the reliance on international sales and operations, particularly the Company’s operations in Israel; potential problems related to the integration of the business and operations of Emblaze Semiconductor following its recent acquisition; and the effects of general business and changing economic conditions on the markets that the Company serves. Further information regarding these and other risks and uncertainties can be found in the Company’s most recently filed annual report on Form 10-K and other filings that have been made with the SEC.

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ZORAN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Revenues:
Hardware product revenues	$99,427	$64,654	$257,137	$143,261
Software and other revenues	20,320	2,766	46,963	6,723
Total revenues	119,747	67,420	304,100	149,984

Costs and expenses:
Cost of hardware product revenues	66,557	40,394	170,723	93,331
Research and development	21,620	12,179	61,402	22,889
Selling, general and administrative	18,819	11,293	50,121	26,031
Amortization of intangibles	12,342	6,516	33,028	8,403
Deferred stock compensation	1,790	2,426	6,438	2,446
In-process research and development	—	50,100	—	50,100
Total costs and expenses	121,128	122,908	321,712	203,200

Operating loss	(1,381)	(55,488)	(17,612)	(53,216)

Interest & other income (loss), net	(265)	1,509	632	4,366
Loss before income taxes	(1,646)	(53,979)	(16,980)	(48,850)

Provision for income taxes	1,873	505	3,373	1,208
Net loss	$(3,519)	$(54,484)	$(20,353)	$(50,058)

Basic net loss per share	$(0.08)	$(1.53)	$(0.48)	$(1.66)
Diluted net loss per share	$(0.08)	$(1.53)	$(0.48)	$(1.66)

Shares used to compute basic net loss per share	42,969	35,718	42,688	30,188
Shares used to compute diluted net loss per share	42,969	35,718	42,688	30,188

-more-

ZORAN CORPORATION

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Revenues:
Hardware product revenues	$99,427	$64,654	$257,137	$143,261
Software and other revenues	20,320	6,680	46,963	10,637
Total revenues	119,747	71,334	304,100	153,898

Costs and expenses:
Cost of hardware product revenues	66,557	40,394	170,723	93,331
Research and development	21,620	12,179	61,402	22,889
Selling, general and administrative	18,819	11,469	50,121	26,207
Total costs and expenses	106,996	64,042	282,246	142,427

Operating income	12,751	7,292	21,854	11,471

Interest & other income (loss), net	(265)	1,509	632	4,366
Income before income taxes	12,486	8,801	22,486	15,837

Provision for income taxes	1,873	505	3,373	1,208
Net income	$10,613	$8,296	$19,113	$14,629

Basic net income per share	$0.25	$0.23	$0.45	$0.48
Diluted net income per share	$0.24	$0.21	$0.43	$0.46

Shares used to compute basic net income per share	42,969	35,718	42,688	30,188
Shares used to compute diluted net income per share	44,793	38,800	44,878	32,083

Note: The above unaudited pro forma condensed consolidated statements of operations are not intended to be in accordance with generally accepted accounting principles and may differ from pro forma presentations or computations used by other companies.  See reconciliation of GAAP to pro forma financial information on the following page.

ZORAN CORPORATION

RECONCILIATION OF PRO FORMA NET INCOME TO GAAP NET LOSS

(in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Pro forma net income	$10,613	$8,296	$19,113	$14,629
Adjusting items to pro forma net income:
Amortization of intangibles (1)	(12,342)	(6,516)	(33,028)	(8,403)
Deferred stock compensation (2)	(1,790)	(2,426)	(6,438)	(2,446)
Software royalty revenue, net - purchase accounting adjustment (3)	—	(3,738)	—	(3,738)
In-process research and development (4)	—	(50,100)	—	(50,100)

GAAP net loss	$(3,519)	$(54,484)	$(20,353)	$(50,058)

(1) Amortization of intangible assets for the quarter and nine month period ended September 30, 2004 is associated with the acquisition of Oak Technology, Inc. in August 2003 and Emblaze Semiconductor in July 2004.  Amortization of intangible assets for the quarter and nine month period ended September 30, 2003 is associated with the acquisitions of PixelCam Inc. in June 2000 and the acquisition of Nogatech Inc. in October of 2000.

(2) Deferred stock compensation is primarily a result of the acquisition of Oak Technology, Inc. in August 2003.

(3) License revenues net of related sales commissions that would have been reported by Oak on a stand alone basis had the acquisition had not occurred. These revenues were reported and collected from customers during the quarter ended September 30, 2003. However, because these revenues were historically reported one quarter in arrears, purchase accounting rules require us to include these revenues with the net assets acquired rather than continue to report them in Zoran’s post acquisition operating results on a GAAP basis. This temporary catch up adjustment for purchase accounting does not accurately reflect the ongoing operations or the implied underlying business trends.  Accordingly for pro forma purposes, we have adjusted to report consistently as Oak would have reported.

(4) In-process research and development as a result of the acquisition of Oak Technology, Inc. in August 2003.

ZORAN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30, 2004	December 31, 2003

ASSETS

Current assets:
Cash and short-term investments	$73,403	$126,366
Accounts receivable, net	83,729	65,224
Inventory	62,340	16,805
Prepaid expenses & other current assets	12,282	12,151
Total current assets	231,754	220,546

Property & equipment, net	19,650	20,029
Other assets	81,665	69,311
Intangible assets, net	330,808	307,976

Total assets	$663,877	$617,862

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$71,355	$29,038
Accrued expenses and other liabilities	57,673	45,182
Total current liabilities	129,028	74,220

Long term liabilities	7,690	9,363

Stockholders’ equity:
Common Stock	43	42
Additional paid-in capital	709,556	703,812
Deferred stock-based compensation	(6,576)	(13,014)
Accumulated other comprehensive income (loss)	959	(91)
Accumulated deficit	(176,823)	(156,470)
Total stockholders’ equity	527,159	534,279

Total liabilities and stockholders’ equity	$663,877	$617,862

Contact:	Karl Schneider, Chief Financial Officer of Zoran Corporation, 408-523-6500, or ir@zoran.com;
or Bonnie McBride (Investors), 415-388-1635, or bonnie@mcbridegrp.com
Web site: http://www.zoran.com
(ZRAN)